Exhibit 10.2

January 5, 2015

David C. Hastings

Re: Offer of Employment-Senior Vice President and Chief Financial Officer

Dear Dave:

We are pleased to offer you employment as Senior Vice President and Chief Financial Officer for Unilife Corporation and Unilife Medical Solutions, Inc. This is an exciting time to join Unilife. We have commercialized a game-changing prefilled syringe with integrated safety and have expanded our portfolio of drug delivery products to provide innovative solutions to our customers. You will be an important part of our plans for rapid and sustained growth. I have every confidence that you will be successful in contributing to the growth of Unilife.

Your employment will begin on February 23, 2015, or as soon as you are available . Your annual base salary as an exempt employee will be $380,000. You will be eligible to participate in Unilife’s incentive bonus plan. For the 2015 calendar year, the target cash bonus amount will be fifty percent (50%) of your annual base salary . This bonus is discretionary and subject to achievement of your goals and objectives. Bonuses will be paid annually after the calendar year in which they are earned.

In addition, you will receive a grant of 300,000 shares of restricted stock, vesting over three years as follows: 75,000 shares on or before December 5, 2015; another 75,000 shares on or before December 5, 2016; and another 150,000 shares on or before December 5, 2017. This equity grant is subject to the approval of the Compensation Committee of the Board of Directors, continued employment with Unilife and the terms of our Stock Incentive Plan.

Unilife pays 90% of the premium for employees’ health benefits and 80% of the premium for health benefits for spouses, domestic partners and dependent children. New hires are eligible for coverage the first of the month following the month of hire. Please contact Human Resources if you need assistance with benefits continuation for the month of February.

•	Retirement Benefits: Our 401(k) plan is administered by MassMutual. You may enroll upon hire and through quarterly open enrollments. Unilife will match your contributions of up to 6% of base salary, at 50%. Unilife also makes a discretionary contribution of up to 5% of base salary to employees’ 401(k) accounts, based on Company performance.

•	Medical Benefits: Our medical and prescription drug plan is administered through Highmark Blue Shield and provides national coverage through the Blue Cross/Blue Shield network.

•	Dental Benefits: Our dental plan is administered through Delta Dental and provides coverage through their PPO and Premier networks.

Unilife Medical Solutions, Inc.

250 Cross Farm Lane, York, PA 17406    T + I 717 384 3400    F + 717 384 3402    E info@unilife.com    W www.unilife.com

•	Vision Benefits: Our vision plan is administered through Highmark Blue Shield and provides coverage through the Davis Vision network.

•	Flexible Spending Account (FSA): Our FSA plan is administered by TASC; employees may use the FSA to pay for eligible health and dependent care expenses with pre-tax dollars.

•	Group Term Life Insurance Benefits (GTLI): Our GTLI insurance is administered by Principal Financial; Unilife pays 100% of the premium for GTLI at 3X annual salary (up to $500,000); employees may purchase supplemental life insurance, as well as coverage for spouses and domestic partners and dependent children.

•	Accidental Death and Dismemberment Insurance Benefits (AD&D): Our matching AD&D insurance is administered by Principal Financial and is included in Unilife-paid GTLI, as well as in employee-purchased insurance.

•	Short-Term Disability Benefits (STD): Unilife provides up to 26 weeks of salaried continuance at 100% of base salary.

•	Long Term Disability Benefits (LTD): Our LTD plan is administered by Principal Financial; Unilife pays 100% of the premium for LTD insurance, which pays 60% of base annual salary, up to $6,000/month.

•	Paid Holidays: Unilife provides paid holidays according to an annual holiday schedule.

•	Vacation: You will receive a target of four weeks of vacation per year.

•	Fitness Center: Unilife has a free, on-site fitness center at our York headquarters available to all employees, which is furnished with new, state-of-the art equipment.

All Unilife employees are required to read and sign a standard Confidentiality, Non-Compete and IP Assignment Agreement, insider trading policy and code of business conduct and ethics certifications. Your employment is subject to work authorization in accordance with U.S. law and the completion of a background and E-Verify check. Please bring the required identification documents to establish your ability to work in the United States on your first day of work. We are relying on your representation that you are not subject to any non-compete agreements or other obligations that would prevent you from working for Unilife and representing Unilife in negotiations with customers and suppliers.

John Ryan, our General Counsel, will be in contact to prepare an executive employment agreement for you. am pleased that you are interested in joining our Executive Team at Unilife, and I look forward to your continued success and development as an important member of our team.

Welcome aboard!

/s/ Alan Shortall

Alan Shortall
Chairman and CEO

I accept this offer and will start on February 23, 2015

/s/ David Hastings
Counter-signed on January 9, 2015

Unilife Medical Solutions, Inc.

250 Cross Farm Lane, York, PA 17406    T + I 717 384 3400    F + 717 384 3402    E info@unilife.com    W www.unilife.com